State of Delaware
Secretary of State
Division of Corporations
Delivered 09:24 AM 05/15/2025
FILED 09:24 AM 05/15/2025
SR 20252310105 - File Number 7713994

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BITMINE IMMERSION TECHNOLOGIES, INC.

BITMINE IMMERSION TECHNOLOGIES, INC. (the "*Corporation*"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "*DGCL*"), does hereby certify as follows:

FIRST: This Certificate of Amendment amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation, as amended and filed with the Secretary of State of the State of Delaware (the "*Certificate of Incorporation*").

SECOND: Upon the filing and effectiveness (the "*Effective Time*") pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each twenty (20) shares of the Corporation's Common Stock, $0.0001 par value per share ("*Common Stock*"), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the "*Reverse Stock Split*").

THIRD: No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash equal to the market value of its fractional share.

FOURTH: This Certificate of Amendment shall become effective as of May 18, 2025, at 5:00pm.

FIFTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 14th day of May, 2025.

Sincerely,

Erik S. Nelson

Erik S. Nelson,
President